MANAGEMENT AGREEMENT

THIS AGREEMENT is made and dated for reference effective as of the 1ST day of March 2012

BETWEEN:

VAMPT BEVERAGE USA CORP. a company duly incorporated under the laws of Nevada, and having an address for notice c/o 1820 – 925 West Georgia Street, Vancouver, BC, V6C 3L2

(the “Company”);

OF THE FIRST PART

AND:

Ian Toews, having an address for delivery located at 187 Terrace Court Kelowna, BC V1V 2T2

(“Toews”);

OF THE SECOND PART

(the Company and Toews, being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A.        The Company wishes to employ the Toews to provide services and to provide Toews as CEO of the Company;

B.        The Company has therefore determined to enter into a formal management agreement which recognizes the past efforts of Toews as a Co-founder as well as develops a salary scale more in accord with industry standards of a senior officer.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

Article I

INTERPRETATION

1.1        Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a)	“Agreement” means this Agreement as from time to time supplemented or amended;

(b)	“Base Fee” means that compensation set forth in section “4.1” below;

(c)	“Board of Directors” or “Board” means the Board of Directors of the Company, or any successors to the Company, as duly constituted from time to time;

(d)	“Effective Date” has the meaning ascribed to it in section “3.1” hereinbelow;

(e)	“Indemnified Party” has the meaning ascribed to it in section “7.1” hereinbelow;

(f)	“Non-Renewal Notice” has the meaning ascribed to it in section “3.2” hereinbelow;

(g)	“Term” has the meaning ascribed to it in section “3.1” hereinbelow; and

(h)	“Termination Fee” has the meaning ascribed to it in section “3.4 below.

1.2        Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)	the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

(c)	any reference to an entity shall include and shall be deemed to be a reference to any entity that is a successor to such entity; and

(d)	words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article II

SERVICES AND DUTIES OF TOEWS

2.1        General Services. During the Term (as hereinafter defined) of this Agreement Toews will provide the Company with such general corporate, administrative, technical and management services as is considered necessary or advisable by Toews for the due and proper management of the Company to achieve the goals and needs of the Company as determined by the policies and proceedings of management and the Board of Directors and as is considered advisable and within the normal duties of a CEO (collectively, the “Services”).

2.2        Specific Services. Without limiting the generality of the Services to be provided as set forth in section “2.1” hereinabove, it is hereby acknowledged and agreed that Toews will provide the following specific services:

(a)	supervision of the hiring of competent personnel as are required for the efficient marketing and operation of the Company’s business;

(b)	the management and supervision of the performance of personnel and of the operation of various business enterprises of the Company;

(c)	the identification of business opportunities for the Company, the conduct of due diligence, and assistance in the negotiation and conclusion of contracts for such opportunities;

(d)	assistance in the coordination and administration of all development programs of the Company;

(e)	assistance with capital funding projects, and resources which are necessarily incidental thereto;

(f)	assistance in the coordination of the preparation and dissemination of business plans and reports for the Company; and

(g)	such other activities as are necessary or incidental to the above from time to time.

2.3        CEO. Toews agrees to serve as CEO of the Company at the pleasure of the Board, but that the board shall not dismiss except for material default, or until he reasonably determines that he cannot adequately fulfill the role and determines to resign in favour of a more capable individual or until he determines that the Company is reasonably incapable of continuing as a viable or reputable business enterprise.

2.4        Company Support. The Company shall reasonably make available all such resources as shall be required for the Toews to perform the Services and otherwise to fulfill the requirements of this Agreement. The Company covenants it shall provide Toews with all such reasonable resources, financial and otherwise, as Toews shall require to fulfill his reasonable goals as determined by the Board and this Agreement.

Article III

TERM, RENEWAL AND TERMINATION

3.1        Term. The Term of this Agreement (the “Term”) is for a period of approximately five (5) years commencing on March 1, 2012 (the “Effective Date”) and terminating February 28, 2017.

3.2        Renewal. This Agreement shall renew automatically for subsequent two-year periods if not specifically terminated in accordance with the following provisions. Renewal shall be on the same terms and conditions contained herein, unless modified and agreed to in writing by the Parties, and this Agreement shall remain in full force and effect (with any collateral written amendments) without the necessity to execute a new document. A Party hereto determining not to renew agrees to notify the other Parties hereto in writing at least 90 calendar days prior to the end of the Term of its intent not to renew this Agreement (the “Non-Renewal Notice”) and such non-renewal shall be subject to the Termination Fee provisions of sec. 3.4.

3.3        Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by a Party upon written notice if:

(a)	the other Party fails to cure a material breach of any provision of this Agreement within 30 calendar days from its receipt of written notice from said Party (unless such breach cannot be reasonably cured within said 30 calendar days and the other Party is actively pursuing curing of said breach); or

(b)	the other Party commits fraud or serious neglect or misconduct or illegal act and is convicted in a court of law in the discharge of its respective duties hereunder or under the law; or

(c)	the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed;

but that Toews shall have the right to receive the Termination Fee (defined below) regardless of the reason for termination, but, and only, without prejudice to any rights of counter-claim in the event of damages for fraud and without prejudice to the right to recovery for such in the event of judgement (which may not be deducted from Termination Fee amounts payable but may only be recovered once adjudged).

3.4        Termination Fee. In the event that this Agreement is terminated (by act or constructively), or fails to renew due to failure of agreement after the issuance of a Non-Renewal Notice, or otherwise at the termination of this Agreement, Toews shall receive a termination fee (the “Termination Fee”) equal to the sum of:

(a)	buy-out of any outstanding stock options for a price equal to the fair market value of the Company’s shares, determined for the 30 days preceding termination and as determined in accordance with accounting principles, multiplied by the number of shares under option and less the exercise price thereof or, at the optionee’s election and subject to any required regulatory approval, extension of the option, and full vesting of the same, for a period of two (2) years after termination or, at the optionee’s election, the immediate vesting and exercise of all granted options and the immediate right to employ ‘net exercise’ privileges; plus

(b)	the greater of:

(i)	the aggregate remaining Base Fee for the unexpired remainder of the Term; or

(ii)	two annual Base Fees (Base Fee multiplied by twenty-four) plus one month of Base Fee for each year, or portion thereof, served after the Effective Date;

But that such aggregate sum of this section 3.4(b) (therefore not including section 3.4(a) amounts) shall not exceed the Base Fee multiplied by 36 (this sec. 3.4(b) is called the “Non-Option Termination Fee” as a sub-component of the Termination Fee).

At the Company’s election (such election to be made within 15 days of the effective date of termination, as defined hereafter) the Non-Option Termination Fee may be paid in 12 equal monthly installments commencing with the first payment 15 days after the effective date of termination (being the earlier of the expiry of Agreement after a non-Renewal Notice or otherwise the date of notice (or constructive notice) of termination or the expiration of notice of default of section 3.3 above). In the event of failure to elect or any dispute as to quantum of the Termination Fee (any claimed set-off or counter-claim shall not be deducted from the Termination Fee but shall only be recovered after any judgement), payment thereof shall not be delayed or deferred but shall be made in full immediately at an amount established by the Toews’s selected accountant (if the Toews fails to appoint an accountant within ten days of Company demand, then the quantum shall be established by an accountant selected by the Company). The amount of such Termination Fee as determined by the accountant shall be irrevocably deemed an amount due and certain and immediately exigible and payable and the Company waives all defenses to immediate payment of the same and any counterclaims or deductions or set-offs or other allegations of any nature shall not affect the immediate collectibility of the total Termination Fee. If the Company fails to pay or disputes the quantum of the Termination Fee as determined by the accountant then the Toews may acquire summary judgment for the same to which the Company concurs and attorns.. Any claims by the Company against the Toews shall not interrupt payment of the Termination Fee and any Company claims shall be paid by the Toews only when and in accordance with judgment if a court should find against the Toews.

Notwithstanding the foregoing, this Agreement shall be considered terminated without fault of Toews, at his sole option at any time within six months of his reasonable knowledge of such event, and the Termination Fee shall be multiplied by a factor of two (2) as liquidated damages for imputed constructive breach if:

(a)	Without the consent of Toews he is removed or not re-appointed as an officer or director of the Company; or

(b)	Without the consent of Toews there is a change of control of the Board of Directors or of the Company; or

(c)	This Agreement is terminated or repudiated by the Company without due and proper cause or otherwise not in compliance with this Agreement;

And the Parties acknowledge that the foregoing actions, if effected without Toews’s consent, would materially damage Toews’s interests or reputation.

3.5        Disability. If Toews is unable to continue an employment, whether through disability or otherwise, and Toews consequently be unable to provide the Services adequately, then the Company shall fund a disability plan for Toews which shall continue for a period of three (3) years of seventy five (75%) percent of the average Base Fee and Incentive Fee of the two years preceding termination (“Disability Fund Sum”). If physically capable, Toews shall be made available for consultation for up to ten (10) hours per week, non-cumulative, at no cost to the Company. For additional hours per week, Toews shall be paid at a per diem rate (any time spent in a day shall be deemed to be a full day) equal to the per annum Disability Fund Sum divided by 260.

3.6        Death. In the event that Toews is unable to provide the Services due to death then the Company shall terminate this Agreement as a without fault termination and the Termination Fee shall be payable in accordance with section 3.4 to Toews estate.

Article IV

COMPENSATION OF TOEWS

4.1        Base Fee. For all services rendered by the Toews under this Agreement, the Company shall pay Toews a fee (the “Fee”) of ninety six thousand ($96,000) per annum and payable monthly amortized commencing the Effective Date. In addition to the Fee, the Company may, in its absolute discretion and subject to all necessary corporate and regulatory approvals, consider paying bonuses or other compensation at intervals through the Term. All Fees and bonuses paid hereunder shall be subject to such withholding deductions as may be required by law.

The Fee shall be reviewed on each anniversary date of this Agreement for amendment of quantum, including any benefits such as insurance, medical and dental plans, and the like. In the event that the parties cannot agree within thirty (30) days to amendment to the Fee, the Fee shall be automatically increased by the sum of $25,000 per annum.

4.2        Benefits. As Toews becomes eligible therefore, the Company shall provide Toews with the right to participate in and to receive benefits from all life insurance, pension plans, medical insurance and all similar benefits made available generally to staff of the Company. The Company agrees to purchase and pay the costs (or, at the election of Toews increase the Fee to cover the cost) of full disability and life insurance policies for Toews. The disability insurance shall be for a lifetime benefit equal to ten thousand dollars per month ($10,000) as benefits and the life insurance shall be term insurance for two million dollars ($2,000,000).

4.3        Options. As stock options become available in the Company, and for which Toews is eligible, he shall have the right to receive no less than twenty percent (20%) of available options, subject to regulatory approval and applicable prospectus exemptions. Allocation of options should be discussed and agreed with the board of directors prior to announcement. Notwithstanding the above, the total number of stock options issued to Toews shall be in compliance with the Company’s stock option plan and the policies of any exchange upon which the Company shares are listed.

4.4        Vacation and Sick Time. Exclusive of any Company holidays established by the Board, Toews shall be entitled to four (4) weeks (exclusive of Saturdays, Sundays and statutory holidays) of vacation per year with full continuance of the Fee. If Toews is unable for any reason to take the total amount of vacation time authorized herein in any year, he may take double salary in lieu thereof or he may carry over two weeks of that time and add it to his authorized vacation time for the immediately following year only, or he may take a combination thereof. Toews shall be entitled to be absent due to illness twenty (20) days per year with full pay and continuance of the Fee. If at the end of the year Toews has any unused leave for illness, such unused leave shall be carried over to the succeeding year only.

4.5        Incentive Fee. In addition to the Base Fee, Toews shall also receive an incentive fee (the “Incentive Fee”) which shall be no less than that established by the Board for other management. The incentive fee shall be 2.5% of total working capital raised each month. Additional incentive fee shall be based on the following examples, but not limited to, working capital raised, industry financing of projects, milestones of project developments (i.e. resource calculations, scoping studies, feasibility studies, project financings, sale of projects), mergers with other companies, listing the company in other jurisdictions and other company milestones.

4.6        Discretionary Bonus. The Base Fee and Incentive Fee shall not exclude the granting of discretionary bonuses to Toews by the Company from time-to-time.

4.7        Reimbursement of Expenses. Toews shall be funded for his activities on behalf of the Company to a maximum of $3000 usd per month. In the event Toews incurs costs for the Company then he shall be reimbursed within fifteen (15) days of submission of invoice and support therefor.

Article V

ADDITIONAL OBLIGATIONS OF THE TOEWS

5.1        Confidentiality. Toews will not, except as authorized or required by Toews’ duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of the Company, or of any of its subsidiaries, which may come to Toews’ knowledge during the continuance of this Agreement.

5.2        Compliance with Applicable Laws. Toews will comply with all Canadian and foreign laws, whether federal, provincial or state, applicable to Toews’ duties hereunder and, in addition, hereby represents and warrants that any information which Toews may provide to any person or company hereunder will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

5.3        Reporting. So often as may be required by the Board of Directors, Toews will provide to the Board of Directors of the Company such information concerning the results of Toews’ Services and activities hereunder as the Board of Directors of the Company may reasonably require. Toews will present his reports in written form or on a oral basis to the board, as they may request and at the reasonable times they request.

Article VI

INDEMNIFICATION AND LEGAL PROCEEDINGS

6.1        Indemnification. The Company shall effect reasonable best efforts to maintain appropriate liability insurance for its officers, directors, and personnel to which Toews shall be made party. The Company shall make the Toews and its personnel parties to all liability insurance policies, to the full extent permitted by such policies, which may be acquired for the benefit of all or any of the Company’s board or management. Toews and its personnel (the “Indemnified Party”) shall be indemnified and funded on a current basis for all losses, damages, legal expenses, and any other expenses or costs of any nature which may be occasioned by their service with the Company. Inter alia, this indemnity shall apply to all manner of actions, proceedings, or prosecutions, whether civil, regulatory, or criminal, to which the Indemnified Party may be subject due in whole or in part to the Services provided herein or by virtue of any office held. This indemnity shall apply both during and after its Term for all matters arising during the Term, and any extension, until any limitation period has expired in respect to any action which might be contemplated. The Company shall not refuse coverage for any purpose or reason and a strict presumption of innocence shall be applied and the Company may only seek refund of any coverage in the case of finding of fraud or criminal culpability, after exhaustion of all appeals. The Company shall not be entitled to be reimbursed any costs or expenses in the event settlement or of any finding of civil fault or liability except where fraud has been found and all appeals exhausted. The Company shall diligently seek and support any court approvals for the within indemnity as the Indemnified Party may require. The Company shall pay all such retainers and trust requirements as counsel for the Indemnified Party may require and shall pay all accounts of counsel as they come due and such accounts shall be rendered in the name of the Company and, further, should the Company fail to pay any reasonable account, it shall attorn to all such actions, summary judgments, and garnishing orders as such counsel may consider fit to enforce and receive payment of its account. On request of Toews, or otherwise the Indemnified Party, the Company shall immediately activate, establish and fund, as a fund alienated from the title of the Company and into trust for the Indemnified Party, the Indemnity Agreement of schedule “A” hereto (which Indemnity Agreement is incorporated herein and made a part of this Agreement) and the fund therein established. The Company shall not seek to settle or compromise any action without the approval of the Indemnified Party. The Company warrants it shall employ due diligence and good faith and seek the best interests of the Indemnified Party as defendants in any action or prosecution. The Indemnified Party shall permit the Company to consult with their counsel and to be informed of any matters thereof, subject only to any requirements for legal privilege purposes.

6.2        Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

6.3        Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought, the Indemnified Party will give the Company prompt written notice of any such action of which the Indemnified Party has knowledge. Failure by the Indemnified Party to so notify shall not relieve the Company of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture of substantive rights or defenses.

Article VII

FORCE MAJEURE

7.1        Events. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

7.2        Notice. A Party shall within seven calendar days give notice to the other Party of each event of force majeure under section “7.1” hereinabove, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article VIII

NOTICE

8.1        Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail to the Party, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

8.2        Change of Address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article IX

GENERAL PROVISIONS

9.1        Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

9.2        No relationship of Employer-Employee. Nothing contained in this Agreement shall be construed as creating the relationship of employer and employee.

9.3        No Assignment. This Agreement may not be assigned by either Party except with the prior written consent of the other Party.

9.4        Warranty of Good Faith. The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endevours to fully comply with and conduct the terms and conditions of this Agreement.

9.5        Further Assurances. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

9.6        Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia. This Agreement shall be exclusively litigated in British Columbia unless the Parties voluntarily consent otherwise in writing.

9.7        Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

9.9        Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation or constitute a general waiver under this Agreement; or

(c)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

        IN WITNESS WHEREOF the Parties hereto have hereunto set their respective hands and seals in the presence of their duly authorized signatories effective as at the date first above written.

The CORPORATE SEAL of	)
VAMPT BEVERAGE USA CORP	)
was hereunto affixed in the presence of:	)
)
/s/ Ian Toews	)	(C/S)
Authorized Signatory	)

SIGNED, SEALED and DELIVERED by	)
IAN TOEWS	)
in the presence of:	)
)
/s/ Rick Ikebuch	)
Witness Signature	)
)
/s/ Ian Toews	)
IAN TOEWS

SCHEDULE “A”

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT, dated as of March 1, 2012, is made by and between VAMPT BEVERAGE US CORP. a Nevada corporation (the “Company”) and IAN TOEWS (together the “Indemnitee”), an “agent” (as hereinafter defined) of the Company.

RECITALS

A.	The Company recognises that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such persons;

B.	The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors or officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C.	The Company and Indemnitee recognise that plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defence and/or settlement of such litigation is often beyond the personal resources of individuals;

D.	The Company believes that it is unfair for its directors and officers to assume the risk of huge costs and judgements and other expenses which may occur in cases where the director acted in good faith or merely made errors of judgement less than fraud;

E.	The Board of Directors has determined that contractual indemnification as set forth herein is not only reasonable and prudent, but necessary to promote the best interests of the Company and its shareholders in order to attract and maintain management;

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions

(a)	Agent or Indemnitee - For purposes of this Agreement, “agent” or “indemnitee” or “Indemnitee” of the Company means any person who:

(i)	is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company;

(ii)	is or was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director, officer, employee, consultant or agent of;

(b)	Expenses - For purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by the Indemnitee for which he is not otherwise compensated by the Company or any third party, provided that the rate of compensation and estimated time involved is not unreasonable or is approved by the Board of Directors), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defence, counter-claim or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement of or by law or otherwise, and amounts paid in settlement by or on behalf of the Indemnitee, and shall include any judgements, fines or penalties actually levied against the Indemnitee except where civil fraud or criminal liability is found and all appeals have been exhausted. However, a presumption of innocence shall be maintained and the indemnity herein shall not be prejudiced, delayed or refused by any allegations of fraud or criminality unless and until an actual finding of the court of last appeal and then, and only then, the Company may refuse any further indemnity and may seek reimbursement for past indemnity.

(c)	Indemnity - For the purposes of this Agreement “Indemnity” or “indemnity” shall have its normal legal and colloquial meaning, and as detailed in this Agreement, and shall also include, at the sole option of the Indemnitee, the obligation of the Company to immediately advance any funds, as payment, retainer, security, or otherwise, required or considered advisable by counsel acting for the Indemnitee for any matter covered by this Agreement or to establish irrevocable and non-returnable security trusts or deposits solely under the control of, and at the discretion of, and for the benefit of the Indemnitee (and any other Agents) and his instructed counsel to secure future, pending, or on-going proceedings and the costs thereof of whatsoever nature including any fines or penalties or other party costs which may be incurred.

(d)	Proceedings - For the purposes of this Agreement, “proceedings” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever, and by any plaintiff or plaintiffs, without exclusion of any type or nature, including any action brought by the Company.

(e)	Subsidiary - For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities are owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

2.    Agreement to Serve

The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment of the Indemnitee in any capacity.

3.    Indemnity in Regulatory or Court Proceedings, Third Party Proceedings and Derivative Actions

The Company warrants it shall fund in advance, or if it shall fail to fund in advance for any reason, indemnify the Indemnitee for and against all Expenses if the Indemnitee is a party to or threatened to be made a party to or otherwise involved in any civil, regulatory or criminal proceeding (including even a proceeding by or in the name of the Company against the Indemnitee) by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of any act or inaction by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgements, fines, penalties or settlements), actually and reasonably incurred by him in connection with the investigation, defence, settlement or appeal of such proceeding. The only exception to this comprehensive and universal coverage shall be where fraud or criminal liability is found by the tribunal or court of last appeal and then, and only then, shall indemnity cease and the Company may seek restitution for past Expenses. In all other cases there shall be indemnity and the Company shall not receive return of Expenses but shall pay the full amount thereof. Under no circumstances, other than such referenced finding of fraud or criminal liability, shall the Company refuse or omit to pay or indemnify Expenses and should it do so then the Parties hereto agree and warrant that such constitutes breach of warranty and bad faith and the Company waives all and every plea or defence to summary judgement and garnishment of accounts and that each Expense shall be a sum due and certain from the day of delivery to the Company or its counsel.

4.    Partial Indemnification

If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgements, fines or penalties) actually and reasonably incurred by him in the investigation, defence, settlement or appeal of a proceeding but is not entitled, however, to indemnification for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled. In all circumstances it shall be presumed that the Indemnitee is entitled to full indemnity and the Company shall pay all Expenses unless the Indemnitee agrees otherwise or a court, on motion made and heard, determines that the Indemnitee is entitled only to a partial indemnity.

5.    Indemnification of Expenses of Successful Party

To the extent that the Indemnitee has not been successful on the merits or otherwise in defence of any proceeding or in defence of any claim, issue or matter therein, including the dismissal of an action, the Company shall fund and indemnify the Indemnitee against all Expenses incurred in connection with the investigation, defence or appeal of such proceeding, including payment of the successful party’s costs and judgement, unless such is stated in the final unappealable judgement to be based upon a finding of fraud or criminal misconduct by the Indemnitee.

6.    Advance of Expenses

The Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defence, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company. Regardless of whether a trust fund has been established for the Indemnitee pursuant to this Agreement, unless the Indemnitee has agreed that such trust fund may be diminished, the advances to be made hereunder, whether for costs directly or to replenish any trust fund, shall be paid by the Company to or on behalf of the Indemnitee within ten (10) days following delivery (actual or electronic) of a written request therefor by the Indemnitee, or his counsel (for which counsel’s invoice shall be sufficient request), to the Company.

7.    Indemnity Fund

The Company expressly agrees that proceedings or threatened litigation may jeopardise the ability of the Company to act expeditiously or in good faith, or which may place persons in a capacity to influence the Company to resist good faith compliance herewith, the Company will, within two (2) days of written request, advance up to $200,000 (CDN) to a trust fund (the “Indemnity Fund”) with counsel of the Indemnitee's choice as assurance and security against possible processes or as security for on-going process. The Company warrants and undertakes that it shall not attack or attach or seek to otherwise impair to diminish such Indemnity Fund and warrants that such trust is established with the Company as settler of the trust and the Indemnitee is for all purposes a trust beneficiary but with sole rights of direction of the same for the purposes hereof, such trust and the assets thereof vest and are established for all purposes in the Indemnitee in the hands of his counsel (as trustee) immediately upon funds being delivered to such counsel and the same is and shall be an irrevocable trust in favour of the Indemnitee for the purposes stated in this Agreement. Regardless of the funding of the Indemnity Fund the Company shall pay all Expenses and the Indemnitee is not required to employ the Indemnity Fund first for Expenses or indemnification (the Indemnity Fund is an assurance of last resort for the Indemnitee for Expenses) but, unless otherwise agreed by the Indemnitee, such fund shall be retained unimpaired as continuing security in the event that the Company fails to provide indemnity at any time or is unable to do so. The Indemnitee may elect to employ such Indemnity Fund to assist any other Agent of the Company, who the Company has failed or unreasonably refused to indemnify (such judgement shall be at the reasonable discretion of the Indemnitee unless the Company shall show just and reasonable cause why such other Agent has no right in law to indemnity and, if required by the Indemnitee, has shown such to the satisfaction of a court) similarly situated to the Indemnitee. At any time that the Indemnitee employs any part of the Indemnity Fund the Company shall replenish the Indemnity Fund immediately at the requirement of the Indemnitee.

8.    Notice and Other Indemnification Procedures

(a)	Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof unless the Company already knows or constructively knows of the existence of such..

(b)	Any indemnification requested by the Indemnitee shall be complied with by the Company not later than ten (10) days after receipt of written request of the Indemnitee or his counsel. Indemnification shall not be refused and the Company shall thereafter immediately pay the request for indemnity (so long as the same is supported by copies of legal and other expense documentation or by written request of counsel for advances), unless final judgement (including any appeals) has been rendered against the Indemnitee and the Indemnitee has been found at fault for fraud or criminal misconduct, but that in the event that the Indemnitee has only been found partially at fault for such conducts, the Indemnitee shall be paid for the aggregate of Expenses not already paid by the Company in proportion to that part in which the Indemnitee has been found not at fault.

(c)	The Indemnitee shall have the right, at any time that the Company has not done so, to seek approval of the appropriate court to validate or ratify the indemnity herein. The Company warrants that it shall make such application to the appropriate court immediately upon request of the Indemnitee and shall vigorously seek the approval of the court or, if the application is being made by the Indemnitee (which shall be an indemnified cost hereunder) the Company shall vigorously support such application. The Indemnitee shall have the right to select the counsel the Company employs to make the application and may require that the Company change counsel to another of the Indemnitee’s choosing should the Indemnitee not have confidence in the competence or intentions or vigour of the counsel. The Company warrants and agrees that it shall not refuse to seek court approval or shall not oppose the application of the Indemnitee in any manner whatsoever, except only in the event of a final judgement (including appeals) having been rendered finding the Indemnitee to have been at fault in such manner that the Indemnitee is not entitled to indemnity (i.e. - for fraud or criminal misconduct). The Company agrees and undertakes that should it oppose or refuse to seek court approval or to fulfil any obligation for indemnity that then it shall be subject to sanction, costs, and all direct and indirect damages occasioned by a knowledgeable trustee which has knowingly violated a trust and such violation shall be deemed in bad faith and malicious unless clear evidence of reasonable mistake in fact or law shall be shown and the onus thereof shall be the Company’s. Moreover, it shall not be sufficient for such purpose that the Company shall rely upon legal opinion unless such legal opinion shall be patently reasonable and it must be clear that such counsel has been given all pertinent fact and the same has arrived at his conclusion in a reasonably unbiased fashion and not employing sharp practise, a probable intent to arrive at such conclusion under instruction to find a contrary position, and not in contemplation of litigation and such counsel shall release such contrary opinion to the Indemnitee (and the Company hereby gives its permission) and the counsel’s statement shall advise that he will support and justify such opinion under oath and in proceedings of which he may be made a party.

(d)	In the event that the Company shall refuse, omit, or otherwise, passively or actively, resist indemnifying the Indemnitee, then the Indemnitee may immediately seek an order requiring indemnity by the Company and the Indemnitee shall be indemnified for all costs associates therewith. In the event that such is required, the Company shall no longer thereafter have the right, and it forfeits the same as liquidated damages, to seek recovery of any Expense amounts paid to or for the Indemnitee, regardless of whether final judgements are thereafter rendered against the Indemnitee in such manner that indemnity would not otherwise have been available.

(e)	In the event that the Company, in the opinion of the Indemnitee or its counsel, shall not be, or appear not to be, adequately or vigorously performing its obligations of this Agreement then the Indemnitee may, at his own sole discretion and with notice to the Company, immediately take over all matters to be performed by the Company, perform the same in the name of the Company, dismiss any Company counsel conducting any matter hereunder, the Company shall absolutely resile and withdraw to the extent required by the Indemnitee, and the Indemnitee shall be indemnified for all such and shall receive reasonable compensation for his time and costs.

9.    Assumption of Defence

The Indemnitee shall have the prior right to engage separate counsel of his choosing (and the Company may select its own counsel) and to conduct any proceeding, in his sole and absolute discretion; provided, however, that in the absence of such election the Company, if appropriate and permitted by the Indemnitee, shall be entitled to assume the defence of a proceeding, with counsel reasonably acceptable to the Indemnitee, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will also be liable to indemnity under this Agreement for any fees of other counsel subsequently appointed by the Indemnitee, if the Indemnitee shall subsequently reasonably conclude that there is or may be a conflict of interest between the Company and the Indemnitee or a lack of enthusiasm by the Company or its counsel in the conduct of any defence and, pursuant to section 8(e) above, the Indemnity may take conduct of the process entirely.

10.    Insurance

The Company warrants that, if possible, it shall acquire directors' and officers' liability insurance ("D&O Insurance") and the Indemnitee shall be named as an insured by virtue of his service as an Agent of the Company. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to indemnify the Indemnitee for expenses, judgements, fines or penalties which have been paid directly to or for the Indemnitee by D&O Insurance. If the Company has D&O Insurance in effect at the time the Company receives from the Indemnitee any notice of the commencement of a proceeding, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy. In the event that the D & O Insurance insurers shall not indemnify promptly or if they shall deny coverage then the Company shall directly indemnify the Indemnitee pursuant to this Agreement and the Company shall claim restitution from the D & O Insurance, for which the Indemnitee shall execute all such necessary documents as shall permit the Company to acquire the same.

11.    Exceptions

The Company may pursue refund of Expenses indemnified pursuant to the terms of this Agreement:

(a)    Certain Matters. on account of any proceeding with respect to:

(i)	final unappealed judgement or other final adjudication that conduct was in violation of criminal law, but only to the extent of such prohibition;

(ii)	final unappealed judgement rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company in violation of the criminal sanctions provisions of criminal or securities law, or

(iii)	final unappealed judgement or other final adjudication that the Indemnitee's conduct was fraudulent.

For purposes of the foregoing provisions, a final judgement or other adjudication may be reached in either the underlying proceedings or action in connection with which indemnification is sought, or a separate proceeding or action to establish rights and liabilities under this Agreement; or

(b)	Claims Initiated by Indemnitee. To indemnify or advance Expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defence, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate. However, where counsel advises that it is in the best interest of the Indemnitee or of the case or to ameliorate the effect of any process that an action be initiated (e.g. – pre-emptive claims or motions, counter-claims, third party claims) for or by the Indemnitee then the Company shall indemnify the same; or

(c)	Unauthorised Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company's written consent, except where the Company has refused or omitted to reply or participate reasonably, or where the Company unreasonably with holds consent, so as to facilitate settlement (the Indemnitee’s counsel’s judgement on reasonableness shall be deemed prima facie correct for such determination). The Company shall not settle any proceeding without the Indemnitee's written consent. Neither the Company nor the Indemnitee will unreasonably withhold consent to any proposed settlement but that the Indemnitee is not required to consent to any regulatory or criminal penalty or fine regardless of the view of the Company or its counsel.

12.    Nonexclusivity

The provisions for indemnification and advancement or security of expenses and costs set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company's Memorandum or Articles of Incorporation or bylaws, in court in which a proceeding is brought, by the vote of the Company's shareholders or disinterested directors, other agreements or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an Agent of the Company. This Agreement is in addition to and not in substitution for or derogation of any other right and indemnity which the Indemnitee may have under the articles or by-laws of the Company or under any other individual or group benefit or under any D & O Insurance or under law. In the event of conflict with any other provision or benefit, that provision or benefit which provides the greatest liberality and surety of indemnity for the Indemnitee shall govern.

13.    Subrogation

In the event of judgement or payment for the benefit of the Indemnity as to costs under any process indemnified by this Agreement, the Company shall be subrogated to the extent of such payment in all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.    Interpretation of Agreement and Company Default

(a)	It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law and as contemplated by this Agreement and it is agreed that in the event of any uncertainty or dispute or vagueness of this Agreement or the law that such shall be determined in the manner which most benefits the Indemnitee and which most vigorously secures the intent hereof (which is the fullest possible indemnity and protection of the Indemnitee).

(b)	The parties hereto agree, and the Company acknowledges, that any material default or repeated default of this Agreement by the Company constitutes bad faith and breach of warranty of performance and would be extremely damaging to the Indemnitee and can lead to loss of reputation, loss of social position, unfair regulatory sanctions, and other consequences, in addition to money, if the Indemnitee is deprived of his ability to defend and prosecute a proceeding. Accordingly the Company attorns to and will not oppose any act, whether by injunction or otherwise, of the Indemnitee to prevent or terminate such unsupportive or bad faith acts and to provide for all such security or sureties the Indemnitee considers advisable to require compliance with this Agreement. The Company warrants to perform this Agreement with full support for the Indemnitee and with full vigour and to make all proceedings of officers and directors and legal advice (whether or not the Indemnitee is an Agent at such time) available to the Indemnitee in the event of contrary conduct or default and the Company agrees that any act by an officer or director to cause unsupportive act by the Company shall be prima facie considered bad faith and malicious on the part of such officer and director and the Company and any action by the Indemnitee in respect to such shall be an indemnified proceeding under this Agreement.

15.    Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(i)	the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves, invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and

(ii)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16.    Modification and Waiver

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

17.    Successors and Assigns

The terms of this Agreement shall bind and shall enure to the benefit of the successors and assigns of the parties hereto. The Company may not assign any part hereof without the express permission of the Indemnitee in writing.

18.    Notice

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given:

(i)	if delivered by hand to the party addressee or by electronic facilities with confirmation evidence of reception; or

(ii)	if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date.

Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice, from time to time.

19.    Term

This Agreement shall continue in full force and effect for the period of time which is the longer of six (6) years following cessation by the Indemnitee of any capacity with the Company (whether as director, officer, employee, or otherwise) or the term under the statute of limitations which may be applicable to the Company and the Indemnitee, from time to time, for any acts, conducts, or omissions of the Indemnitee or the Company. The Indemnitee's rights hereunder shall continue after the Indemnitee has ceased acting as an Agent of the Company for all matters arising during his service and shall enure to the benefit of the heirs, executors and administrators of the Indemnitee. The Indemnitee agrees to dissolve any Indemnity Fund and settle the net assets thereof on the Company at such time as statutory limitations have expired for any actions but in any event not less than the later of six (6) years following termination of the Indemnitee acting as an Agent for the Company or two years after the completion of the last proceeding, or threat of a proceeding, against the Indemnitee.

20.    Governing Law

This Agreement shall be interpreted and applied in accordance with the laws of the Province of British Columbia. The forum for adjudication of any dispute hereof shall be at the election of the Indemnitee, failing such election it shall be exclusively in British Columbia.